NEWS RELEASE

T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
BALTIMORE (January 26, 2023) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its results for the fourth quarter and full year of 2022.
▪Year-end assets under management of $1.27 trillion
▪Net client outflows of $17.1 billion for Q4 2022 and $61.7 billion for 2022
▪Net revenues of $1.5 billion for Q4 2022 and $6.5 billion for 2022
▪Diluted earnings per common share (EPS) of $1.16 for Q4 2022 and $6.70 for 2022 reflects $202 million in non-cash impairment charges related to certain intangible and other acquisition-related assets
▪Adjusted diluted EPS of $1.74 for Q4 2022 and $8.02 for 2022
▪Returned $387.3 million to stockholders in Q4 2022, including $111.3 million of share repurchases; For 2022, $1,964.0 million was returned, including $855.3 million of share repurchases
▪Solid investment performance over longer time horizons
Financial Highlights

	Three months ended					Year ended
(in millions, except per-share data)	12/31/2022(1)	12/31/2021	Change	9/30/2022(1)	Change	12/31/2022(1)	12/31/2021	Change

U.S. GAAP basis
Investment advisory fees	$1,368.3	$1,809.7	(24.4)%	$1,442.0	(5.1)%	$5,969.1	$7,098.1	(15.9)%
Capital allocation-based income(2)(3)	$26.5	$—	n/m	$1.1	n/m	$(54.3)	$—	n/m
Net revenues	$1,524.2	$1,961.7	(22.3)%	$1,588.2	(4.0)%	$6,488.4	$7,671.9	(15.4)%
Operating expenses	$1,271.1	$1,099.2	15.6%	$1,013.6	25.4%	$4,114.7	$3,961.9	3.9%
Net operating income	$253.1	$862.5	(70.7)%	$574.6	(56.0)%	$2,373.7	$3,710.0	(36.0)%
Non-operating income (loss)(3)	$135.7	$50.1	n/m	$(82.8)	n/m	$(425.5)	$284.6	n/m
Net income attributable to T. Rowe Price	$266.0	$740.6	(64.1)%	$384.4	(30.8)%	$1,557.9	$3,082.9	(49.5)%
Diluted earnings per common share	$1.16	$3.18	(63.5)%	$1.66	(30.1)%	$6.70	$13.12	(48.9)%
Weighted average common shares outstanding assuming dilution	224.6	226.9	(1.0)%	226.3	(.8)%	227.1	228.8	(.7)%

Adjusted basis(4)
Operating expenses	$1,073.2	$1,042.1	3.0%	$1,028.2	4.4%	$4,087.8	$3,840.3	6.4%
Net operating income	$509.1	$920.9	(44.7)%	$573.7	(11.3)%	$2,500.5	$3,837.1	(34.8)%
Non-operating income (loss)(3)	$33.7	$.2	n/m	$(3.7)	n/m	$(24.4)	$28.7	n/m
Net income attributable to T. Rowe Price	$399.6	$736.7	(45.8)%	$430.6	(7.2)%	$1,864.8	$2,995.3	(37.7)%
Diluted earnings per common share	$1.74	$3.17	(45.1)%	$1.86	(6.5)%	$8.02	$12.75	(37.1)%

Assets under management (5) (in billions)
Average assets under management	$1,283.8	$1,652.8	(22.3)%	$1,347.5	(4.7)%	$1,398.4	$1,599.3	(12.6)%
Ending assets under management	$1,274.7	$1,687.8	(24.5)%	$1,230.0	3.6%	$1,274.7	$1,687.8	(24.5)%

Investment advisory effective fee rate (bps)	42.3	43.4	(2.5)%	42.5	(.5)%	42.7	44.4	(3.8)%
(1) The firm's operating results for the three months and year ended 12/31/2022 and three months ended 9/30/2022 include the results of OHA following its acquisition on December 29, 2021.
(2) Capital allocation-based income fluctuates period to period as it reflects the adjustment to accrued carried interest. The realization of accrued carried interest occurs over a number of years. For Q4 2022, capital allocation-based income also includes impairment charges totaling $45.0 million.
(3) The percentage change is not meaningful (n/m).
(4) Adjusts the U.S. GAAP basis for the impact of consolidated T. Rowe Price investment products, the impact of market movements on the supplemental savings plan liability and related economic hedges, investment income related to certain other investments, acquisition-related amortization and costs, non-cash impairment charges, and certain nonrecurring charges and gains, if any. See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.
(5) Average assets under management for the 2021 period does not include the acquired fee-basis assets under management related to the OHA acquisition.

Management Commentary

Rob Sharps, chief executive officer and president, commented, “All developed equity markets and most emerging ones recorded gains in the quarter, although stocks still closed out their worst year since 2008. Investors appeared encouraged by signs of peaking inflation, the improving energy supply situation in Europe, and China’s relaxation of strict coronavirus restrictions. Global bond markets were also strong in the quarter as longer-term sovereign yields declined and credit-sensitive issues were supported by generally solid fundamentals. Despite the late rally, the Bloomberg U.S. Aggregate Bond Index suffered its worst year since its inception in 1976.

“Despite the improvement in most equity and fixed income indices in the quarter, recession worries and warnings of further rate hikes from central bankers continued into year-end, particularly in the U.S. Although the data were inconclusive, a consensus seemed to grow that at least a modest economic downturn was likely in the U.S., with perhaps deeper slumps ahead in Europe. Whether the Federal Reserve and other central banks would be able to achieve “soft landings” and tame inflation without losing too much economic momentum seemed to be the central focus of investors as 2022 came to an end.

“Our assets under management declined 24.5% from the start of the year and our $5,969 million in 2022 investment advisory fees were 16% lower than 2021. To address this decline and to protect our capacity to invest in strategic initiatives, we focused on controlling expenses by cutting third party spend, initially slowing the pace of hiring, and ultimately reducing our headcount by about 2%. GAAP expenses for the year were $4,115 million, while non-GAAP expenses were $4,088 million, up 6.4% over 2021 due to the addition of OHA. We remain committed to managing expenses in light of the current market environment while thoughtfully investing in our strategic growth initiatives.

“Our balance sheet remains strong and during the year we paid an annual dividend of $4.80 per share and bought back 6.8 million shares, reducing the weighted average shares outstanding as of December 31, 2022 to
224.3 million, the lowest year-end level since our IPO.

“While many of our growth equity strategies continue to experience lagging performance, we are seeing stronger relative performance in many of our core and value-oriented equity products and some of our fixed income products. The long-term performance of our flagship retirement products remains strong. We remain confident that we will be able to deliver strong investment performance for our clients in the future.

“Outflows of $17.1 billion in the fourth quarter continue to be largely driven by our growth equity strategies. Target date flows were slightly negative, while for the year target date saw $11.3 billion of net inflows. Notably, our APAC business delivered positive flows for the quarter and the year. While headwinds are likely to persist in 2023, we expect more constructive markets, improved performance in key strategies, and traction in our growth initiatives will return the firm to positive organic growth over time.

“We continued to evolve our product range to meet the changing needs of clients around the globe with several new additions in the fourth quarter:
•We added a global fintech sector strategy with the launch of the Future of Finance SICAV and OEIC aimed at EMEA and APAC clients seeking thematic investing products.
•To meet the needs of clients who wish to invest with social and environmental goals, we expanded our range of Impact products with the launch of U.S. Impact Equity SICAV.
•We broadened our range of ETF products with the addition of the U.S. High Yield ETF and Floating Rate ETF. This brings our ETF range to five fixed income and five equity products.
•We grew our Japanese investment trust range with the launch of U.S. All Cap Opportunities Equity, our 12th ITM.

“As we cross the one-year anniversary of the OHA acquisition, we are pleased with the progress the distribution and product teams have made toward developing new products and client relationships, which will ultimately support growth in our private markets alternatives business.

“In our 85 years, T. Rowe Price has successfully navigated uncertainty and market volatility. We have the necessary ingredients - our dedicated and talented associates, our valued and loyal clients, our strong culture, and our financial strength - to emerge from this period stronger and deliver outstanding value for our clients, our associates, and our shareholders in the future.”

Assets Under Management
During Q4 2022, assets under management (AUM) increased $44.7 billion to $1.27 trillion. The increase in AUM was driven by market appreciation, net of distributions not reinvested, of $61.8 billion, partially offset by net cash outflows of $17.1 billion. Clients transferred $2.1 billion in net assets from the U.S. mutual funds primarily to collective investment trusts and other investment products, of which $1.6 billion transferred into the retirement date trusts. The components of the change in AUM, by vehicle and asset class, are shown in the tables below.

	Three months ended 12/31/2022
(in billions)	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total
Assets under management at beginning of period	$614.5	$306.5	$309.0	$1,230.0

Net cash flows before client transfers	(14.4)	(1.3)	(1.4)	(17.1)
Client transfers	(2.1)	—	2.1	—
Net cash flows after client transfers	(16.5)	(1.3)	.7	(17.1)
Net market appreciation and gains	32.3	15.3	16.7	64.3
Net distributions not reinvested	(2.5)	—	—	(2.5)
Change during the period	13.3	14.0	17.4	44.7
Assets under management at December 31, 2022	$627.8	$320.5	$326.4	$1,274.7

	Three months ended 12/31/2022
(in billions)	Equity	Fixed income, including money market	Multi-asset(1)	Alternatives(2)	Total
Assets under management at beginning of period	$647.8	$165.4	$374.1	$42.7	$1,230.0

Net cash flows	(14.3)	(2.0)	(.5)	(.3)	(17.1)
Net market appreciation and gains(3)	30.7	3.6	26.5	1.0	61.8
Change during the period	16.4	1.6	26.0	.7	44.7
Assets under management at December 31, 2022	$664.2	$167.0	$400.1	$43.4	$1,274.7
(1)     The underlying AUM of the multi-asset portfolios have been aggregated and presented in this category and not reported in the equity and fixed income columns.
(2) The alternatives asset class includes strategies authorized to invest more than 50% of its holdings in private credit, leveraged loans, mezzanine, real assets/CRE, structured products, stressed/distressed, non-investment grade CLOs, special situations, business development companies, or that have absolute return as its investment objective. Generally, only those strategies with longer than daily liquidity are included.
(3) Includes distributions reinvested and not reinvested.

For Q4 2022, net outflows of $17.1 billion were largely concentrated in equity strategies sourced from the firm's U.S. intermediary channel. The firm's APAC institutional and intermediary channels delivered positive net cash inflows during the quarter.
•Equity net outflows in Q4 2022 of $14.3 billion were largely driven by the firm's growth-oriented strategies, primarily U.S. Large-Cap Growth. These outflows were offset in part by positive net inflows from Structured Research, All-Cap, and Dividend Growth strategies.
•Fixed income, including money market, net outflows in Q4 2022 of $2.0 billion were primarily driven by Floating Rate, High Yield, and municipal strategies. These outflows were partially offset by inflows into the Global Multi-sector and international fixed income strategies. A portion of these net outflows relate to the firm's corporate cash and the funding of year-end compensation.
•Multi-asset net outflows were $.5 billion in Q4 2022. The firm's target date retirement products had slightly negative flows in Q4 2022 in part due to end of year plan movements which we often see the benefits of in the new year. Total AUM in these target date products was $334.2 billion at December 31, 2022.
•Alternatives net outflows in Q4 2022 of $.3 billion were primarily manager-driven distributions from certain closed-end funds.

Investors domiciled outside the United States accounted for 9.1% of the firm's AUM at December 31, 2022, 9.0% at September 30, 2022, and 9.9% at December 31, 2021.

The firm provides participants accounting and plan administration for defined contribution retirement plans that invest in the firm's U.S. mutual funds and collective investment trusts, as well as funds managed outside of the firm's complex. As of December 31, 2022, the firm's assets under administration were $214 billion, of which $133 billion were assets we manage.

In recent years, the firm began offering non-discretionary advisory services through model delivery and multi-asset solutions for providers to implement. The firm records the revenue earned on these services in administrative fees. The assets under advisement in these portfolios, predominantly in the United States, were $8 billion at
December 31, 2022.

Financial Results
Net revenues earned in Q4 2022 were $1.5 billion, a decrease of 22.3% from Q4 2021.
•Investment advisory fees earned in Q4 2022 were $1.4 billion, a decrease of 24.4% and 5.1% from Q4 2021 and Q3 2022, respectively. Average AUM in Q4 2022 was $1.28 trillion, a decrease of 22.3% and 4.7% from Q4 2021 and Q3 2022, respectively. The firm did not waive money market investment advisory fees in Q4 2022 and Q3 2022. In Q4 2021, the firm voluntarily waived money market investment advisory fees of $14.9 million. Investment advisory revenues and average AUM in the 2022 periods reflect OHA's revenue and related average AUM.

▪The investment advisory fee annualized effective fee rate of 42.3 basis points in Q4 2022 decreased from 42.5 basis points earned in Q3 2022 and 43.4 basis points earned in Q4 2021. In comparison with Q4 2021, the annualized effective fee rate was primarily driven by a mix shift toward lower fee asset classes and vehicles as a result of market declines and net flows, slightly offset by the higher-than-average effective fee rate earned on the firm's alternative asset class and lower money market fee waivers. Over time, the firm's effective fee rate can be impacted by market- or cash flow-related shifts among asset and share classes, price changes in existing products, and asset level changes in products with tiered-fee structures.

▪Capital allocation-based income in Q4 2022 increased net revenues by $26.5 million. The Q4 2022 amount represents an increase of $84.8 million in accrued carried interest, substantially offset by $58.3 million in non-cash amortization and impairments associated with the difference in the closing date fair value and carrying value of investments acquired as part of the OHA acquisition. A corresponding Q4 2022 net compensation expense of $10.4 million was recognized in compensation and related costs with the unpaid amount reported as non-controlling interest on the consolidated balance sheet. For detail of the annual and quarterly change in accrued carried interest, which is reported as investments on the consolidated balance sheet, and related non-controlling interest, see the applicable tables at the end of this release.

Capital allocation-based income will fluctuate quarter to quarter to reflect the adjustment to accrued carried interest for the change in value of the affiliated funds' underlying investments assuming the value was realized as of the end of the period, regardless of whether the funds' underlying investments have been realized. The realization of accrued carried interest occurs over a number of years.

▪Administrative, distribution, and servicing fees in Q4 2022 were $129.4 million, a decrease of 14.9% from Q4 2021. The decrease was primarily attributable to lower 12b-1 fees earned from certain share classes of the U.S. mutual funds and lower transfer agent servicing activities provided to the T. Rowe Price mutual funds, partially offset by higher trustee services revenue.

Operating expenses in Q4 2022 were $1,271.1 million, an increase of 15.6% compared with Q4 2021 and an increase of 25.4% compared with Q3 2022. The firm's Q4 2022 operating expenses include impairment charges of $175.0 million related to certain investment management contract intangible and trade name assets whose assessed fair value has declined below their respective carrying values. The firm's non-GAAP measures adjusts for the impact of these impairment charges. On a non-GAAP basis, the firm's operating expenses in Q4 2022 were $1,073.2 million, a 3.0% increase over Q4 2021 and an increase of 4.4% compared with Q3 2022. The firm's 2022 operating expenses include OHA's operating expenses, which primarily impact compensation expense; technology, occupancy, and facility costs; and general, administrative and other costs.

In comparison with Q4 2021, the increase in non-GAAP operating expenses was primarily attributable to the addition of OHA operating expenses, salaries and benefits, severance and other costs associated with the Q4 2022 workforce reduction action, and higher costs related to the ongoing investment in the firm's technology capabilities. These increases were mostly offset by lower distribution and servicing costs and lower bonuses. In comparison with Q3 2022, the increase in non-GAAP operating expenses was primarily attributable to higher accrued carried interest compensation associated with the capital allocation-based income, severance and other related costs, and stock-based compensation expense related to the firm's annual equity grant.

▪Compensation and related costs on a U.S. GAAP basis were $687.7 million in Q4 2022, an increase of $56.6 million, or 9.0%, compared with Q4 2021 and an increase of $99.6 million, or 16.9%, from Q3 2022. Compensation and related costs, excluding the impact of the supplemental savings plan, accrued carried interest compensation, and non-cash amortization of certain acquisition-related retention arrangements, were $624.5 million in Q4 2022, an increase of 2.8% compared with Q4 2021 and an increase of 4.9% compared with Q3 2022. The increase from Q3 2022 includes higher accrued carried interest compensation associated with the capital allocation-based income, severance and other related costs, and stock-based compensation expense related to the firm's annual equity grant. The firm employed 7,868 associates at December 31, 2022, an increase of 4.5% from the end of 2021.

▪Distribution and servicing costs were $70.0 million in Q4 2022, a decrease of $29.6 million, or 29.7%, from the $99.6 million recognized in Q4 2021 and relatively flat from Q3 2022. The decrease from Q4 2021 was primarily driven from lower average AUM of certain share classes of the U.S. mutual funds and of the firm's international products, including the Japanese Investment Trusts (ITMs) and certain SICAV share classes. These distribution costs are offset entirely in net revenues. For the ITMs and SICAVs, the related revenue is recognized in investment advisory revenues.

▪Advertising and promotion expenses were $28.2 million in Q4 2022, a decrease of $10.6 million, or 27.3%, from Q4 2021 and an increase of $3.9 million, or 16.0%, from Q3 2022. The decrease from Q4 2021 was primarily driven by a decrease in digital media advertising costs during the 2022 quarter.

▪Product and recordkeeping related expenses were $67.8 million in Q4 2022, a decrease of $13.9 million, or 17.0%, from Q4 2021 and a decrease of $7.8 million, or 10.3% from Q3 2022. Approximately 86% of the decrease from Q4 2021 was driven by the absence of certain transition expenses in Q4 2022 that were incurred in 2021 as part of the expanded recordkeeping relationship with Fidelity National Information Services, Inc. that began in August 2021.

▪Technology, occupancy, and facility costs were $148.7 million in Q4 2022, an increase of $23.5 million, or 18.8%, from Q4 2021 and an increase of $5.1 million, or 3.6%, from Q3 2022. The increase from Q4 2021 was primarily due to the ongoing investment in the firm's technology capabilities, including hosted solution licenses; related depreciation; and increased office facility costs, primarily related to higher rent expense and other facility occupancy costs.

▪General, administrative, and other costs were $102.1 million in Q4 2022, a decrease of $20.7 million, or 16.9%, compared with the $122.8 million recognized in Q4 2021 and a decrease of $12.8 million, or 11.1%, from Q3 2022. The decrease from Q4 2021 was primarily related to the absence in Q4 2022 of transaction costs incurred in Q4 2021 to complete the acquisition of OHA and lower professional fees. These decreases were partially offset by higher travel expenses and information services costs.

The firm currently estimates its 2023 non-GAAP operating expenses, excluding accrued carried interest compensation, will grow in the range of 2% to 6%. This range reflects the redeployment of $85 million in savings realized from the expense management actions taken in 2022 to fund strategic priorities. The firm could elect to further adjust its expense growth should unforeseen circumstances arise, including significant market movements.

Non-operating income (loss). Non-operating income was $135.7 million in Q4 2022, compared with non-operating income of $50.1 million in Q4 2021. On a non-GAAP basis, non-operating income comprises the investment gains/losses generated from the firm's cash and discretionary investment portfolio. The investment gains on this portfolio totaled $33.7 million in Q4 2022, compared with $.2 million in the 2021 period, and investment losses of $3.7 million in Q3 2022. The components of non-operating income (loss) for Q4 2022 and Q4 2021 are included in the tables at the end of this release.

Income taxes. The following reconciles the statutory federal income tax rate to the firm's effective tax rate for the fourth quarter and the year ended 2022 and 2021:

	Three months ended		Year ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%	21.0%
State income taxes for current year, net of federal income tax benefits(1)	3.2	3.6	3.4	3.7
Net (income) losses attributable to redeemable non-controlling interests(2)	.5	.2	1.3	(.1)
Net excess tax benefits from stock-based compensation plans activity	.2	(5.3)	(.4)	(2.1)
Other items	.6	.1	.3	(.1)
Effective income tax rate	25.5%	19.6%	25.6%	22.4%
(1) State income tax benefits are reflected in the total benefits for net income attributable to redeemable non-controlling interests and stock-based compensation plans activity.
(2) Net income attributable to redeemable non-controlling interest represents the portion of earnings held in the firm's consolidated investment products, which are not taxable to the firm despite being included in pre-tax income.

The firm's non-GAAP tax rate primarily adjusts for the impact of the consolidated investment products, including the net income attributable to redeemable non-controlling interests. The firm's non-GAAP effective tax rate was 26.4% for Q4 2022, compared with 20.0% for Q4 2021. The Q4 2022 non-GAAP effective tax rate was unfavorably impacted by a reduction in the discrete tax benefits associated with option exercises and restricted stock vests, which were lower in Q4 2022 as compared to those in the 2021 quarter. Furthermore, our effective tax rate was unfavorably impacted by a valuation allowance recorded to recognize only the portion of a UK-based deferred tax asset that is more likely than not to be realized. These unfavorable impacts were partially offset by a lower state effective tax rate.

The firm estimates that its effective tax rate for the full year 2023 will be in the range of 24.5% to 28.5%, on a U.S. GAAP basis, and 24.5% to 27.5%, on a non-GAAP basis.

Capital Management
T. Rowe Price has ample liquidity, including cash and investments in T. Rowe Price products as follows:

(in millions)	12/31/2022	12/31/2021
Cash and cash equivalents	$1,755.6	$1,523.1
Discretionary investments	449.7	554.1
Total cash and discretionary investments	2,205.3	2,077.2
Redeemable seed capital investments	1,120.3	1,300.1
Investments used to hedge the supplemental savings plan liability	760.7	881.5
Total cash and investments in T. Rowe Price products	$4,086.3	$4,258.8

▪The firm's common shares outstanding were 224.3 million at December 31, 2022, compared with 229.2 million at the end of 2021.

▪In 2022, the firm expended $855.3 million to repurchase 6.8 million shares, or 2.9%, of its outstanding common shares at an average price of $126.69, including $111.3 million to repurchase 1.0 million shares during Q4 2022.
▪The firm invested $237.6 million during 2022 in capitalized facilities and technology. The firm currently expects capital expenditures, including internal labor capitalization, for 2023 to be about $350 million, of which more than two-thirds is planned for technology initiatives. These expenditures are expected to continue to be funded from the firm's operating resources.

Investment Performance(1)
The following table presents investment performance for specific asset classes and AUM-weighted performance, mutual fund performance against passive peers, and composite performance against benchmarks for the one-, three-, five-, and 10-years ended December 31, 2022. Past performance is no guarantee of future results.

% of U.S. mutual funds that outperformed Morningstar median(2),(3)
	1 year	3 years	5 years	10 years
Equity	53%	52%	62%	73%
Fixed Income	53%	63%	65%	66%
Multi-Asset	20%	81%	80%	90%
All Funds	41%	64%	68%	74%

% of U.S. mutual funds that outperformed passive peer median(2),(4)
	1 year	3 years	5 years	10 years
Equity	47%	45%	53%	69%
Fixed Income	47%	53%	55%	48%
Multi-Asset	27%	87%	76%	80%
All Funds	39%	60%	60%	64%

% of composites that outperformed benchmarks(5)
	1 year	3 years	5 years	10 years
Equity	36%	53%	58%	67%
Fixed Income	26%	48%	50%	76%
All Composites	32%	51%	54%	71%

AUM- Weighted Performance
% of U.S. mutual funds AUM that outperformed Morningstar median(2),(3)
	1 year	3 years	5 years	10 years
Equity	52%	50%	57%	69%
Fixed Income	63%	75%	77%	81%
Multi-Asset	3%	92%	94%	98%
All Funds	39%	64%	69%	78%

% of U.S. mutual funds AUM that outperformed passive peer median(2),(4)
	1 year	3 years	5 years	10 years
Equity	51%	41%	49%	61%
Fixed Income	52%	62%	58%	55%
Multi-Asset	5%	96%	96%	96%
All Funds	38%	60%	64%	70%

% of composites AUM that outperformed benchmarks(5)
	1 year	3 years	5 years	10 years
Equity	37%	43%	47%	54%
Fixed Income	17%	37%	39%	74%
All Composites	33%	42%	46%	57%

As of December 31, 2022, 72 of 125 (57.6%) of the firm's rated U.S. mutual funds (across primary share classes) received an overall rating of 4 or 5 stars. By comparison, 32.5% of Morningstar's fund population is given a rating of 4 or 5 stars(6). In addition, 65.9%(6) of AUM in the firm's rated U.S. mutual funds (across primary share classes) ended 2022 with an overall rating of 4 or 5 stars.

(1) The investment performance reflects that of T. Rowe Price sponsored mutual funds and composites AUM.
(2) Source: © 2022 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.
(3) Source: Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the Morningstar category median. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $298B for 1 year, $297B for 3 years, $297B for 5 years, and $293B for 10 years.
(4) Passive Peer Median was created by T. Rowe Price using data from Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, funds with fewer than three peers, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. This analysis compares T. Rowe Price active funds with the applicable universe of passive/index open-end funds and ETFs of peer firms. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the passive peer universe. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $282B for 1 year, $252B for 3 years, $249B for 5 years, and $236B for 10 years.
(5) Composite net returns are calculated using the highest applicable separate account fee schedule. Excludes money market composites. All composites compared to official GIPS composite primary benchmark. The top chart reflects the percentage of T. Rowe Price composites with 1 year, 3 year, 5 year, and 10 year track record that are outperforming their benchmarks. The bottom chart reflects the percentage of T. Rowe Price composite AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $1,117B for 1 year, $1,112B for 3 years, $1,108B for 5 years, and $1,070B for 10 years.
(6) The Morningstar Rating™ for funds is calculated for funds with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product's monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. Morningstar gives its best ratings of 5 or 4 stars to the top 32.5% of all funds (of the 32.5%,10% get 5 stars and 22.5% get 4 stars). The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with a fund’s 3, 5, and 10 year (if applicable) Morningstar Rating™ metrics.

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audit of the firm's 2022 consolidated financial statements and internal controls over financial reporting at December 31, 2022. The firm expects that KPMG LLP will complete its audit in February and that the firm will then file its Annual Report on Form 10-K for 2022 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2022, and the reports of KPMG LLP.

Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated effective tax rates, the timing and expense related to the integration of OHA with and into our business, general economic conditions, government actions and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, changes in our effective fee rate, the impact of the coronavirus pandemic, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's 2021 Annual Report on Form 10-K.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACTS:

Public Relations	Investor Relations
Kyle White	Linsley Carruth
410-345-3797	410-345-3717
kyle.white@troweprice.com	linsley.carruth@troweprice.com

Dasha Smith
410-345-3715
dasha.smith@troweprice.com

Unaudited Consolidated Statements of Income
(in millions, except per-share amounts)
	Three months ended			Year ended
Revenues	12/31/2022	12/31/2021	9/30/2022	12/31/2022	12/31/2021
Investment advisory fees	$1,368.3	$1,809.7	$1,442.0	$5,969.1	$7,098.1
Capital allocation-based income	26.5	—	1.1	(54.3)	—
Administrative, distribution, and servicing fees	129.4	152.0	145.1	573.6	573.8
Net revenues	1,524.2	1,961.7	1,588.2	6,488.4	7,671.9

Operating expenses
Compensation and related costs, excluding acquisition-related retention agreements, capital allocation-based income compensation, and supplemental savings plan	624.5	607.7	595.6	2,405.8	2,300.0
Acquisition-related retention agreements	15.9	—	17.1	70.2	—
Capital allocation-based income compensation	10.4	—	.1	(22.9)	—
Supplemental savings plan	36.9	23.4	(24.7)	(132.3)	83.0
Compensation and related costs	687.7	631.1	588.1	2,320.8	2,383.0
Distribution and servicing	70.0	99.6	69.9	301.5	373.9
Advertising and promotion	28.2	38.8	24.3	97.3	100.2
Product and recordkeeping related costs	67.8	81.7	75.6	300.1	236.3
Technology, occupancy, and facility costs	148.7	125.2	143.6	560.5	484.9
General, administrative, and other	102.1	122.8	114.9	412.2	383.6
Contingent consideration fair value adjustments	(35.5)	—	(29.9)	(161.2)	—
Acquisition-related amortization and impairment costs	202.1	—	27.1	283.5	—
Total operating expenses	1,271.1	1,099.2	1,013.6	4,114.7	3,961.9

Net operating income	253.1	862.5	574.6	2,373.7	3,710.0

Non-operating income (loss)
Net gains (losses) on investments	96.6	50.8	(41.5)	(204.7)	215.8
Net gains (losses) on consolidated investment products	44.2	(.9)	(41.7)	(203.5)	74.7
Other income (loss)	(5.1)	.2	.4	(17.3)	(5.9)
Total non-operating income (loss)	135.7	50.1	(82.8)	(425.5)	284.6

Income before income taxes	388.8	912.6	491.8	1,948.2	3,994.6
Provision for income taxes	99.2	179.0	134.0	498.6	896.1
Net income	289.6	733.6	357.8	1,449.6	3,098.5
Less: net income (loss) attributable to redeemable non-controlling interests	23.6	(7.0)	(26.6)	(108.3)	15.6
Net income attributable to T. Rowe Price	266.0	740.6	384.4	1,557.9	3,082.9
Less: net income allocated to outstanding restricted stock and stock unit holders	6.5	18.9	9.2	36.1	80.5
Net income allocated to T. Rowe Price common stockholders	$259.5	$721.7	$375.2	$1,521.8	$3,002.4

Earnings per share
Basic	$1.16	$3.21	$1.67	$6.73	$13.25
Diluted	$1.16	$3.18	$1.66	$6.70	$13.12

Weighted-average common shares
Outstanding	223.7	224.9	225.3	226.0	226.6
Outstanding assuming dilution	224.6	226.9	226.3	227.1	228.8

The following table presents investment advisory revenues for the three months and year-ended December 31, 2022 and 2021.

Investment Advisory Revenues (in millions)	Three months ended		Year ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
U.S. mutual funds
Equity	$538.8	$807.7	$2,415.3	$3,118.5
Fixed income, including money market	62.5	61.5	261.4	245.2
Multi-asset	190.5	246.5	809.5	1,025.2
	791.8	1,115.7	3,486.2	4,388.9
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	296.9	452.4	1,344.4	1,781.4
Fixed income, including money market	40.8	45.0	166.0	164.6
Multi-asset	169.1	196.6	699.4	763.2
Alternatives	69.7	—	273.1	—
	576.5	694.0	2,482.9	2,709.2
Total investment advisory revenues	$1,368.3	$1,809.7	$5,969.1	$7,098.1

Assets Under Management (in billions)	Average during
	Three months ended		Year ended		As of
	12/31/2022	12/31/2021	12/31/2022	12/31/2021	12/31/2022	12/31/2021
U.S. mutual funds
Equity	$377.2	$559.5	$424.9	$540.4	$369.8	$553.9
Fixed income, including money market	75.9	88.8	81.0	86.4	73.8	85.3
Multi-asset	185.1	233.9	199.8	229.8	184.2	232.2
	638.2	882.2	705.7	856.6	627.8	871.4

Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	299.2	444.0	338.7	431.6	294.4	438.8
Fixed income, including money market	92.9	88.9	92.4	91.3	93.2	90.4
Multi-asset	210.1	237.7	218.9	219.8	215.9	245.5
Alternatives	43.4	—	42.7	—	43.4	41.7
	645.6	770.6	692.7	742.7	646.9	816.4
Total assets under management	$1,283.8	$1,652.8	$1,398.4	$1,599.3	$1,274.7	$1,687.8

The following table presents the annualized effective fee rates for the year ended December 31, 2022 and 2021.

Annualized effective fee rates (in basis points)	Three months ended					Year ended
	12/31/2022	12/31/2021	% change	9/30/2022	% change	12/31/2022	12/31/2021	% change
Investment advisory fee rate	42.3	43.4	(2.5)%	42.5	(.5)%	42.7	44.4	(3.8)%
Investment advisory fee rate, including capital allocation-based income	43.1	43.4	(.7)%	42.5	1.4%	42.3	44.4	(4.7)%
Total effective fee rate including capital allocation-based income (loss) and excluding acquisition-related amortization and impairment	44.9	43.4	3.5%	42.9	4.7%	$43.0	$44.4	(3.2)%

The components of the change in assets under management, by vehicle and asset class, are shown in the tables below for the year ended December 31, 2022.

	Year ended 12/31/2022
(in billions)	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total
Assets under management at beginning of period	$871.4	$437.1	$379.3	$1,687.8

Net cash flows before client transfers	(43.1)	(23.8)	5.2	(61.7)
Client transfers	(12.4)	1.5	10.9	—
Net cash flows after client transfers	(55.5)	(22.3)	16.1	(61.7)
Net market depreciation and losses	(184.8)	(94.3)	(69.0)	(348.1)
Net distributions not reinvested	(3.3)	—	—	(3.3)
Change during the period	(243.6)	(116.6)	(52.9)	(413.1)
Assets under management at December 31, 2022	$627.8	$320.5	$326.4	$1,274.7

	Year ended 12/31/2022
(in billions)	Equity	Fixed income, including money market	Multi-asset	Alternatives	Total
Assets under management at beginning of period	$992.7	$175.7	$477.7	$41.7	$1,687.8

Net cash flows	(72.7)	4.1	4.9	2.0	(61.7)
Net market depreciation and losses	(255.8)	(12.8)	(82.5)	(.3)	(351.4)
Change during the period	(328.5)	(8.7)	(77.6)	1.7	(413.1)
Assets under management at December 31, 2022	$664.2	$167.0	$400.1	$43.4	$1,274.7

The components of net cash flows after client transfers, by vehicle and asset class, are shown in the table below for the three months and year ended December 31, 2022.

Net Cash Flows After Client Transfers (by investment vehicle and underlying asset class)	Three months ended	Year ended
(in billions)	12/31/2022	12/31/2022
U.S. mutual funds
Equity	$(11.9)	$(41.2)
Fixed income, including money market	(2.1)	(5.2)
Multi-asset	(2.5)	(9.1)
	(16.5)	(55.5)
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	(2.4)	(31.5)
Fixed income, including money market	.1	9.3
Multi-asset	2.0	14.0
Alternatives	(.3)	2.0
	(.6)	(6.2)
Total net cash flows after client transfers	$(17.1)	$(61.7)

Non-Operating Income (Loss) (in millions)	Three months ended		Year ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net gains (losses) from non-consolidated T. Rowe Price investment products
Cash and discretionary investments
Dividend income	$19.6	$20.7	$34.7	$34.7
Market-related gains (losses) and equity in earnings (losses)	14.1	(20.5)	(59.1)	(6.0)
Total net gains (losses) from cash and discretionary investments	33.7	.2	(24.4)	28.7
Seed capital investments
Dividend income	.2	.8	.8	.9
Market-related gains (losses) and equity in earnings (losses)	17.4	14.6	(60.1)	41.6
Net gains (losses) recognized upon deconsolidation	(3.8)	(.2)	3.0	2.4
Investments used to hedge the supplemental savings plan liability	38.6	23.7	(139.4)	83.0
Total net gains (losses) from non-consolidated T. Rowe Price investment products	86.1	39.1	(220.1)	156.6
Other investment income	10.5	11.7	15.4	59.2
Net gains (losses) on investments	96.6	50.8	(204.7)	215.8
Net gains (losses) on consolidated sponsored investment portfolios	44.2	(.9)	(203.5)	74.7
Other income (loss), including foreign currency gains and losses	(5.1)	.2	(17.3)	(5.9)
Non-operating income (loss)	$135.7	$50.1	$(425.5)	$284.6

Unaudited Condensed Consolidated Cash Flows Information (in millions)
	Year ended
	12/31/2022			12/31/2021
	Cash flow attributable to T. Rowe Price	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows	Cash flow attributable to T. Rowe Price	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $285.4 of stock-based compensation expense, $225.7 of depreciation expense, $420.1 of amortization and impairments of acquisition-related assets and retention arrangements, and $(161.2) of a fair value remeasurement of the contingent consideration liability in 2022	$2,477.7	$(118.3)	$2,359.4	$3,428.3	$23.7	$3,452.0
Cash provided by (used in) investing activities, including $(237.6) for additions to property, equipment and software, net, $(55.1) of purchases and $263.6 of dispositions in investment products in 2022	(216.7)	175.2	(41.5)	(1,134.9)	36.8	(1,098.1)
Cash provided by (used in) financing activities, including T. Rowe Price common stock repurchases of $849.8* and dividends paid of $1,107.4 in 2022	(2,028.5)	(48.4)	(2,076.9)	(2,922.0)	(66.8)	(2,988.8)
Effect of exchange rate changes on cash and cash equivalents	—	9.5	9.5	—	2.6	2.6
Net change in cash and cash equivalents during period	$232.5	$18.0	$250.5	$(628.6)	$(3.7)	$(632.3)
*Cash flows for stock repurchases reflect the impact of the timing of the settlement of these transactions at each period beginning and end.

Unaudited Condensed Consolidated Balance Sheet Information (in millions)	As of
	12/31/2022	12/31/2021
Cash and cash equivalents	$1,755.6	$1,523.1
Accounts receivable and accrued revenue	748.7	1,058.3
Investments	2,539.2	2,975.5
Assets of consolidated T. Rowe Price investment products	1,603.4	1,962.8
Operating lease assets	279.4	201.2
Property, equipment and software, net	755.7	736.2
Goodwill and intangible assets	3,272.6	3,606.6
Other assets	688.7	445.3
Total assets	11,643.3	12,509.0
Supplemental savings plan liability	761.2	882.6
Contingent consideration	95.8	306.3
Total other liabilities, includes $89.1 at December 31, 2022, and $51.5 at December 31, 2021, from consolidated sponsored investment products	1,099.4	1,066.4
Non-controlling interests*	847.4	1,231.0
Stockholders' equity attributable to T. Rowe Price Group, Inc., 224.3 common shares outstanding at December 31, 2022 and 229.2 common shares outstanding at December 31, 2021	$8,839.5	$9,022.7
* This includes both redeemable and non-redeemable non-controlling interest in consolidated entities.

Cash, Cash Equivalents, and Investments Information (in millions)
	Cash and cash equivalents	Investments	Net assets of consolidated sponsored investment products(1)	Total
Cash and discretionary investments	$1,755.6	$441.6	$8.1	$2,205.3
Seed capital investments	—	320.8	799.5	1,120.3
Investments used to hedge the supplemental savings plan liability	—	760.7	—	760.7
Total cash and redeemable investments in sponsored products	1,755.6	1,523.1	807.6	4,086.3
Investments in affiliates(2)	—	641.6	50.0	691.6
Investments in CLOs	—	116.0	—	116.0
Investment in UTI and other investments	—	258.5	—	258.5
Total cash and investments	1,755.6	2,539.2	857.6	5,152.4
Redeemable non-controlling interests	—	—	656.7	656.7
As reported on unaudited condensed consolidated balance sheet at December 31, 2022	$1,755.6	$2,539.2	$1,514.3	$5,809.1

(1) The $8.1 million and $799.5 million represent the total value at December 31, 2022, of T. Rowe Price's interest in the sponsored consolidated products. The total net assets of $1,514.3 million at December 31, 2022, includes assets of $1,603.4 million less liabilities of $53.2 million as reflected in the unaudited condensed consolidated balance sheet information table above.
(2) Includes $190.7 million of non-controlling interests in consolidated entities and represents the portion of these investments, held by third parties, that we cannot sell in order to obtain cash for general operations.

The following tables detail changes in our investments in affiliated private investment funds - carried interest and non-controlling interest in consolidated entities for the three months and year ended December 31, 2022.

	Three months ended	Year ended
Investments in affiliated private investment funds - carried interest	12/31/2022	12/31/2022
Balance at beginning of period	$508.3	$609.8
Capital allocation-based income:
Change in accrued carried interest	84.8	43.7
Acquisition related amortization	(13.3)	(53.0)
Acquisition related impairment	(45.0)	(45.0)
Net realized distributions	(67.0)	(87.7)
Balance at December 31, 2022	$467.8	$467.8

	Three months ended	Year ended
Non-controlling interests (NCI) in consolidated entities	12/31/2022	12/31/2022
Balance at beginning of period	$207.0	$248.7
Capital allocation-based income compensation:
Capital allocation-based income compensation	34.0	17.6
Acquisition related amortization	(5.6)	(22.5)
Acquisition related impairment	(18.0)	(18.0)
Net distributions	(26.7)	(35.1)
Balance at December 31, 2022	$190.7	$190.7

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies.

The following schedules reconcile U.S. GAAP financial measures to non-GAAP financial measures for the three months ended December 31, 2022 and 2021 and September 30, 2022.

	Three months ended 12/31/2022
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price	Diluted earnings per share(7)
U.S. GAAP Basis (FS line item)	$1,271.1	$253.1	$135.7	$99.2	$266.0	$1.16
Non-GAAP adjustments:
Acquisition-related non-GAAP adjustments:
Investment and NCI amortization and impairments(1) (Net revenues and Compensation and related costs)	23.6	34.7	—	9.0	25.7	.11
Acquisition-related retention arrangements(1) (Compensation and related costs)	(15.9)	15.9	—	3.4	12.5	.05
Contingent consideration(1)	35.5	(35.5)	—	(7.6)	(27.9)	(.12)
Intangible assets amortization and impairments(1)	(202.1)	202.1	—	53.1	149.0	.65
Total acquisition-related non-GAAP adjustments	(158.9)	217.2	—	57.9	159.3	.69
Supplemental savings plan liability(3) (Compensation and related costs)	(36.9)	36.9	(38.6)	(.6)	(1.1)	(.01)
Consolidated T. Rowe Price investment products(4)	(2.1)	1.9	(44.2)	(6.9)	(11.8)	(.05)
Other non-operating income(5)	—	—	(19.2)	(6.4)	(12.8)	(.05)
Adjusted Non-GAAP Basis	$1,073.2	$509.1	$33.7	$143.2	$399.6	$1.74

	Three months ended 12/31/2021
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price	Diluted earnings per share(7)
U.S. GAAP Basis (FS line item)	$1,099.2	$862.5	$50.1	$179.0	$740.6	$3.18
Non-GAAP adjustments:
Supplemental savings plan liability(3) (Compensation and related costs)	(23.4)	23.4	(23.7)	(.2)	—	—
Consolidated T. Rowe Price investment products(4)	(1.8)	3.1	.9	2.8	(5.8)	(.02)
Acquisition-related transaction costs(2)	(31.9)	31.9	—	7.2	24.7	.11
Other non-operating income(5)	—	—	(27.1)	(4.4)	(22.8)	(.10)
Adjusted Non-GAAP Basis	$1,042.1	$920.9	$.2	$184.4	$736.7	$3.17

	Three months ended 9/30/2022
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price	Diluted earnings per share(7)
U.S. GAAP Basis	$1,013.6	$574.6	$(82.8)	$134.0	$384.4	$1.66
Non-GAAP adjustments:
Acquisition-related non-GAAP adjustments:
Investment and NCI amortization and impairments(1) (Net revenues and Compensation and related costs)	5.6	7.6	—	1.4	6.2	.03
Acquisition-related retention arrangements(1) (Compensation and related costs)	(17.1)	17.1	—	3.0	14.1	.06
Contingent consideration(1)	29.9	(29.9)	—	(3.8)	(26.1)	(.11)
Intangible assets amortization and impairments(1)	(27.1)	27.1	—	5.1	22.0	.09
Transaction costs(2) (General, admin and other)	(.1)	.1	—	—	.1	—
Total acquisition-related non-GAAP adjustments	(8.8)	22.0	—	5.7	16.3	.07
Supplemental savings plan liability(3) (Compensation and related costs)	24.7	(24.7)	26.3	.1	1.5	.01
Consolidated T. Rowe Price investment products(4)	(1.3)	1.8	41.7	(.3)	17.2	.07
Other non-operating income(5)	—	—	11.1	(.1)	11.2	.05
Adjusted Non-GAAP Basis	$1,028.2	$573.7	$(3.7)	$139.4	$430.6	$1.86

The following schedules reconcile certain U.S. GAAP financial measures for the year ended December 31, 2022 and 2021.

	Year ended 12/31/2022
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price	Diluted earnings per share(7)
U.S. GAAP Basis	$4,114.7	$2,373.7	$(425.5)	$498.6	$1,557.9	$6.70
Non-GAAP adjustments:
Acquisition-related non-GAAP adjustments:
Investment and NCI amortization and impairments(1) (Net revenues and Compensation and related costs)	40.5	57.5	—	15.5	42.0	.18
Acquisition-related retention arrangements(1) (Compensation and related costs)	(70.2)	70.2	—	18.9	51.3	.22
Contingent consideration(1)	161.2	(161.2)	—	(43.3)	(117.9)	(.52)
Intangible assets amortization and impairments(1)	(283.5)	283.5	—	76.2	207.3	.89
Transaction costs(2) (General, admin and other)	(.9)	.9	—	.2	.7	.01
Total acquisition-related non-GAAP adjustments	(152.9)	250.9	—	67.5	183.4	.78
Supplemental savings plan liability(3) (Compensation and related costs)	132.3	(132.3)	139.4	1.9	5.2	.02
Consolidated T. Rowe Price investment products(4)	(6.3)	8.2	203.5	27.8	75.6	.33
Other non-operating income(5)	—	—	58.2	15.5	42.7	.19
Adjusted Non-GAAP Basis	$4,087.8	$2,500.5	$(24.4)	$611.3	$1,864.8	$8.02

	Year ended 12/31/2021
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(6)	Net income attributable to T. Rowe Price	Diluted earnings per share(7)
U.S. GAAP Basis	$3,961.9	$3,710.0	$284.6	$896.1	$3,082.9	$13.12
Non-GAAP adjustments:
Supplemental savings plan liability(3) (Compensation and related costs)	(83.0)	83.0	(83.0)	—	—	—
Consolidated T. Rowe Price investment products(4)	(6.7)	12.2	(74.7)	(10.6)	(36.3)	(.16)
Acquisition-related transaction costs(2)	(31.9)	31.9	—	7.2	24.7	.11
Other non-operating income(5)	—	—	(98.2)	(22.2)	(76.0)	(.32)
Adjusted Non-GAAP Basis	$3,840.3	$3,837.1	$28.7	$870.5	$2,995.3	$12.75

(1)    These non-GAAP adjustments remove the impact of acquisition-related amortization and costs including amortization of intangible assets, the recurring fair value remeasurements of the contingent consideration liability, amortization of acquired investment, and non-controlling interest basis differences and amortization of compensation-related arrangements. Management believes adjusting for these charges helps the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(2)    This non-GAAP adjustment removes the transaction costs incurred related to the acquisition of OHA. Management believes adjusting for these charges helps the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(3)    This non-GAAP adjustment removes the compensation expense impact from market valuation changes in the supplemental savings plan liability and the related net gains (losses) on investments designated as an economic hedge against the related liability. Amounts deferred under the supplemental savings plan are adjusted for appreciation (depreciation) of hypothetical investments chosen by participants. The firm uses T. Rowe Price investment products to economically hedge the exposure to these market movements. Management believes it is useful to offset the non-operating investment income (loss) realized on the economic hedges against the related compensation expense and remove the net impact to help the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(4)    These non-GAAP adjustments remove the impact that the consolidated sponsored investment products have on the firm's U.S. GAAP consolidated statements of income. Specifically, the firm adds back the operating expenses and subtracts the investment income of the consolidated sponsored investment products. The adjustment to operating expenses represents the operating expenses of the consolidated products, net of the elimination of related management and administrative fees. The adjustment to net income attributable to T. Rowe Price represents the net income of the consolidated products, net of redeemable non-controlling interests. Management believes the consolidated sponsored investment products may impact the reader’s ability to understand the firm's core operating results.

(5)    This non-GAAP adjustment represents the other non-operating income (loss) and the net gains (losses) earned on the firm's non-consolidated investment portfolio that are not designated as economic hedges of the supplemental savings plan liability and that are not part of the cash and discretionary investment portfolio. Management retains the investment gains recognized on the non-consolidated cash and discretionary investments as these assets and related income (loss) are considered part of the firm's core operations. Management believes adjusting for these non-operating income (loss) items helps the reader’s ability to understand the firm's core operating results and increases comparability to prior years. Additionally, management does not emphasize the impact of the portion of non-operating income (loss) removed when managing and evaluating the firm's performance.

(6)    The income tax impacts were calculated in order to achieve an overall year-to-date non-GAAP effective tax rate of 24.7% for 2022 and 22.5% for 2021. As such, the non-GAAP effective tax rate for the three months ended December 31, 2022 and 2021 was 26.4% and 20.0%, respectively. The firm estimates that its effective tax rate for the full-year 2023 on a non-GAAP basis will be in the range of 24.5% to 27.5%.

(7)    This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group divided by the weighted-average common shares outstanding assuming dilution. The calculation of adjusted net income allocated to common stockholders is as follows:

	Three months ended			Year ended
	12/31/2022	12/31/2021	9/30/2022	12/31/2022	12/31/2021
Adjusted net income attributable to T. Rowe Price	$399.6	$736.7	$430.6	$1,864.8	$2,995.3
Less: adjusted net income allocated to outstanding restricted stock and stock unit holders	9.6	18.4	10.7	43.3	77.9
Adjusted net income allocated to common stockholders	$390.0	$718.3	$419.9	$1,821.5	$2,917.4